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                           COLUMBIA FUNDS SERIES TRUST

         SHAREHOLDER SERVICING AND DISTRIBUTION PLAN FOR CLASS A SHARES

      This Shareholder Servicing and Distribution Plan (the "Plan") relating to the Class A Class shares (collectively, the "Shares") of the legal entity listed on Exhibit I hereto (the "Trust"), on behalf of each series thereof listed on
Exhibit I (each a "Fund"), has been adopted by the trustees of the Trust (the "Trustees"), in conformity with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

      Section 1. The Trust, on behalf of each Fund that is a series thereof, will pay to Columbia Management Distributors, Inc., a Massachusetts corporation ("CMD"), or to such other person as may from time to time be engaged and appointed to act as the distributor of its Shares (each such person, including CMD, a "Distributor") and such persons as may from time to time be engaged and appointed by the Trust or the Distributor to act as shareholder servicing agents with respect to its Shares, a fee (the "Fee") at an aggregate annual rate not to exceed 0.25% of the Fund's average daily net assets attributable to such Shares, as compensation for services rendered in connection with the sale of such Shares by the Distributor and related expenses incurred by the Distributor, to reimburse the Distributor for expenses incurred by the Distributor in providing personal services and/or the maintenance of shareholder accounts with respect to the Funds or in compensating or reimbursing shareholder servicing agents for the provision of personal services and/or the maintenance of shareholder accounts with respect to the Funds, and to compensate servicing agents for the provision of personal services provided to investors in the Shares and/or the maintenance of shareholder accounts. Subject to such limit and subject to the provisions of
Section 6 hereof, the Fee shall be as approved from time to time by (a) the Trustees and (b) the Disinterested Trustees (as defined below). The Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

      The Fee shall be payable to the Distributor or, with respect to such portion of the Fee as the Distributor may from time to time instruct, to the person or persons to whom such Distributor may from time to time instruct the Trust to make payments.

      Section 2. Payments made to a Distributor or servicing agent pursuant to
Section 1 may be used by the Distributor or servicing agent for any purpose, including (but not limited to):

            (a) To compensate or reimburse the Distributor and any banks, broker/dealers or other financial institutions that have entered agreements with the Distributor in conformity with Section 8 ("Selling Agents") for distribution or sales support services rendered, and related expenses incurred, for or on behalf of the Fund. The Distributor may pay all or any portion of the Fee to any Selling Agents (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of the Shares, and may retain all or any portion of the Fee as compensation for the Distributor's services as principal underwriter of the Shares; or

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            (b) (i) payment of expenses (including overhead expenses) of the
Distributor or servicing agent or other recipient for providing personal services to investors in the Fund and/or in connection with the maintenance of shareholder accounts, or (ii) payments to any securities dealer or other organization (including, but not limited to, any affiliate of the Distributor) with which the Distributor has entered into a written agreement for this purpose, for providing personal services to investors in the Fund and/or the maintenance of shareholder accounts. The Fee may be in excess of the cost incurred by the Distributor or any other recipient in connection with the provision of personal services to investors in the Shares and/or the maintenance of shareholder accounts.

      Joint distribution or sales support financing with respect to a Fund (which financing may also involve other investment portfolios or companies that are affiliated persons of the Fund, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

      Section 3.

            (a) Any officer designated by the Trust is authorized to execute and deliver, in the name of and on behalf of the Trust, a written agreement with a Distributor in such a form as may be approved by the Trustees from time to time. Such agreement shall authorize the Distributor to enter into written agreements with Selling Agents, based on such form(s) of sales support agreements as may be approved by the Trustees from time to time and on such additional forms of agreement as the Distributor deems appropriate, provided that the Distributor determines that the Trust's responsibility or liability to any person under, or on account of any acts or statements of any such Selling Agent under, any such sales support agreement does not exceed its responsibility or liability under the form(s) approved by the Trustees, and provided further that the Distributor determines that the overall terms of any such sales support agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Trustees.

            (b) Any officer designated by the Trust is authorized to execute and deliver, in the name of and on behalf of the Trust, a written agreement with the Distributor or one or more shareholder servicing agents in such a form as may be approved by the Trustees from time to time and on such additional forms of agreement as such officer deems appropriate, provided that the officer determines that the Trust's responsibility or liability to any person under, or on account of any acts or statements of the Distributor or such servicing agent under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Trustees, and provided further that such officer determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Trustees. In addition, the Trust may, pursuant to an agreement with the Distributor, authorize the Distributor to enter into agreements with one or more shareholder servicing agents in such a form as may be approved by the Trustees from time to time and on such additional forms of agreement as the Distributor deems appropriate, provided that the Distributor determines that the Trust's responsibility or liability to any person under, or on account of any acts or statements of any such shareholder servicing agent

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under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Trustees, and provided further that the Distributor determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Trustees.

      Section 4. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      Section 5. This Plan shall continue in effect with respect to any Class A Shares of a Fund for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority of the Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

      Section 6. This Plan may not be amended to increase materially the amount to be spent with respect to any Class A Shares of a Fund for distribution hereunder without approval by a vote of at least a majority of the outstanding Class A Shares of such Fund, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 5.

      Section 7. This Plan is terminable at any time with respect to s Fund's Class A Shares by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding Class A Shares of such Fund.

      Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

            A. That such agreement may be terminated with respect to the Class A Class of Shares of a Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding Class A Shares of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

            B. That such agreement shall terminate automatically in the event of its assignment.

      Section 9. The Trust will preserve copies of this Plan, and any agreement or written report regarding this Plan presented to the Trustees for a period of not less than six years.

      Section 10. As used in this Plan, (a) the term "Disinterested Trustees" shall mean those Trustees who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the rules and regulations thereunder, and the term "majority of the outstanding Shares of the

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Fund" shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

      Section 11. This Plan is adopted by the Trustees as Trustees of the Trust, and not individually, and the obligations of the Trust hereunder are not those of the Trustees, officers, representatives or agents of the Trust individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the assets of the Trust, and all persons dealing with a Trust or Fund must look solely to the Trust property belonging to such Fund for the enforcement of any claims against the Trust.

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                                    EXHIBIT I
                           COLUMBIA FUNDS SERIES TRUST

1.    Columbia Asset Allocation Fund II

2.    Columbia California Intermediate Municipal Bond Fund

3.    Columbia Convertible Securities Fund

4.    Columbia Florida Intermediate Municipal Bond Fund

5.    Columbia Georgia Intermediate Municipal Bond Fund

6.    Columbia Global Value Fund

7.    Columbia High Income Fund

8.    Columbia Intermediate Core Bond Fund

9.    Columbia International Value Fund

10.   Columbia Large Cap Core Fund

11.   Columbia Large Cap Enhanced Core Fund

12.   Columbia Large Cap Index Fund

13.   Columbia Large Cap Value Fund

14.   Columbia LifeGoal Balanced Growth Portfolio

15.   Columbia LifeGoal Growth Portfolio

16.   Columbia LifeGoal Income and Growth Portfolio

17.   Columbia LifeGoal Income Portfolio

18.   Columbia Marsico Focused Equities Fund

19.   Columbia Marsico Growth Fund

20.   Columbia Marsico International Opportunities Fund

21.   Columbia Marsico Mid Cap Growth Fund

22.   Columbia Marsico 21st Century Fund

23.   Columbia Maryland Intermediate Municipal Bond Fund

24.   Columbia Mid Cap Index Fund

25.   Columbia Mid Cap Value Fund

26.   Columbia Multi-Advisor International Equity Fund

27.   Columbia Municipal Income Fund

28.   Columbia North Carolina Intermediate Municipal Bond Fund

29.   Columbia Short Term Bond Fund

30.   Columbia Short Term Municipal Bond Fund

31.   Columbia Small Cap Growth Fund II

32.   Columbia Small Cap Index Fund

33.   Columbia Small Cap Value Fund II

34.   Columbia South Carolina Intermediate Municipal Bond Fund

35.   Columbia Texas Intermediate Municipal Bond Fund

36.   Columbia Total Return Bond Fund

37.   Columbia Virginia Intermediate Municipal Bond Fund

Approved: May 5, 2005
Last Amended: September 26, 2005